Exhibit 10.1

MODIFICATION AND WAIVER AGREEMENT

This Modification and Waiver Agreement (“Agreement”) dated as of June 4, 2007 is entered into by and among Dynamic Leisure Corporation, a Minnesota corporation (the “Company”) and the subscribers and Finders identified on the signature page hereto (each herein a “Subscriber” and collectively “Subscribers” or the “Parties”).

WHEREAS, the Company and the Subscribers are parties to Subscription Agreements (“Subscription Agreements”) dated March 2, 2005 relating to an aggregate investment of $327,000 by Subscribers in secured convertible notes (“Notes”) convertible into Common Stock of the Company and Common Stock Purchase Warrants (“Warrants”);

WHEREAS, the Company and the Subscribers are parties to a Modification and Waiver Agreement dated as of January 13, 2006 pursuant to which the terms of the Notes were amended by the Parties; and

WHEREAS, the Company is in default of material terms of the Notes; and

WHEREAS, the Company and Subscribers desire to restructure the terms of the Notes to their mutual benefit.

NOW THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and the Subscribers hereby agree as follows:

1.             All the capitalized terms employed herein shall have the meanings attributed to them in the Subscription Agreements and the documents and agreements delivered therewith (“Transaction Documents”).

2.	The Note is amended as follows:

(a)           The principal amount of the Notes are amended as set forth in Schedule A attached hereto.

(b)           The Note shall bear simple interest at the rate of five percent (5%) per annum beginning from the date of this Agreement.

(c)	Interest shall accrue and be payable on any Conversion Date or the Maturity Date
(d)	The Maturity Date of the Note is hereby extended to December 4, 2007.
(e)	The Fixed Conversion Price is $0.75.
(f)	Section 3.4(b)(D) is amended as follows:

“Share Issuance. So long as this Note is outstanding, if the Borrower shall issue any Common Stock except for the Excepted Issuances (as set forth below), prior to the complete conversion of this Note for a consideration less than $0.485 per share, then, and thereafter successively upon each such issuance, the Fixed Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. The reduction of the Fixed Conversion Price described in this paragraph is in addition to the other rights of the Holder described herein.

For purposes of this Section 3.4(b)(D), Excepted Issuances means (i) up to three (3) million shares of Common Stock and options, warrants or other rights to purchase Common Stock in any twelve (12) month period issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to restricted stock purchase agreements, stock option plans or similar arrangements (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event. (a “Recapitalization”)); (ii) shares of Common Stock issued upon the exercise or conversion of options or convertible securities outstanding as of the date of this Note; (iii) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors; (iv) shares of Common Stock issued or issuable to banks, equipment lessors or other commercial financial institutions pursuant to a commercial debt financing or commercial leasing transaction approved by the Board of Directors; (v) up to two (2) million shares of Common Stock issued or issuable in any twelve (12) month period in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors; (vi) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors; and (vii) shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors.

3.	Section 3.4 of the Warrants shall be amended as follows:

“Share Issuance. Until the Expiration Date, if the Company shall issue any Common Stock except for the Excepted Issuances (as set forth below), prior to the complete exercise of this Warrant for a consideration less than $0.485 per share, then, and thereafter successively upon each such issuance, the Purchase Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Company carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Purchase Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. The reduction of the Purchase Price described in this paragraph is in addition to the other rights of the Holder described herein.

For purposes of this Section 3.4, Excepted Issuances means the issuance of (i) up to three (3) million shares of Common Stock and options, warrants or other rights to purchase Common Stock in any twelve (12) month period issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to restricted stock purchase agreements, stock option plans or similar arrangements (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event. (a “Recapitalization”)); (ii) shares of Common Stock issued upon the exercise or conversion of options or convertible securities outstanding as of the date of this Warrant; (iii) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors; (iv) shares of Common Stock issued or issuable to banks, equipment lessors or other commercial financial institutions pursuant to a commercial debt financing or commercial leasing transaction approved by the Board of Directors; (v) up to two (2) million shares of Common Stock issued or issuable in any twelve (12) month period in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors; (vi) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors; and (vii) shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors.

4.             The Subscribers waive exercise of the remedies and rights available to them for Events of Default existing as of the Modification Effective Date and the payment of liquidated or other damages related thereto.

5.             The Subscribers agree to convert an aggregate $150,000 of the amount owed on the Notes, proportionate to the amount owed to each Subscriber as set forth in Schedule A, into shares of the Company’s Common Stock effective as of the date of this Agreement (the “Conversion”). Upon the Conversion the Company will issue shares to the Subscriber in the amounts set forth in Schedule B (the “Converted Shares”).

6.             The Converted Shares must be delivered to the Subscribers no later than 5 business day after the date of this Agreement.

7.             The holding period of the Notes and any stock issued upon the Conversion and future conversion of the Notes tacks back to the original issue date of the Notes for Rule 144 purposes and all stock will be issued without any restrictive legend in accordance with Rule 144(k).

8.             All other terms and conditions of the Transaction Documents, including the accrual of regular interest shall remain in full force and effect and payable.

9.             This Modification and Waiver Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to any other party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof. A copy of this Agreement annexed to the Note or Warrants shall be sufficient to reflect the amendment thereto.

10.          Each of the undersigned states that he has read the foregoing Agreement and understands and agrees to it.

DYNAMIC LEISURE CORPORATION
the “Company”

By: /s/ Daniel Brandano, President

/s/ Konrad Ackerman	/s/ Jeffrey Rubin
ALPHA CAPITAL AKTIENGESELLSCHAFT	JM INVESTORS, LLC
(“Subscriber”)	(“Subscriber”)

/s/ Seymore Brau	/s/ Jeffrey Rubin
LIBRA FINANCE, S.A. (“Finder”)	JM INVESTORS, LLC (“Finder”)

Schedule A

Subscriber	New Principle Amount	New Principal being Converted	Amount Owing after Conversion
Alpha Capital Anstalt (Subscriber)	$262,154.52	$92,898.47	$169,256.05
JM Investors, LLC (Subscriber)	$131,077.26	$46,449.23	$84,628.03
JM Investors, LLC (Finder)	$16,224.16	$5,749.28	$10,474.88
Libra Finance, S.A. (Finder)	$13,836.06	$4,903.02	$8,933.04
Total	$423,292.00	$150,000.00	$273,292.00

Schedule B

Subscriber	Shares to be received upon conversion
Alpha Capital Anstalt	123,865
JM Investors, LLC	61,932
JM Investors, LLC	7,666
Libra Finance, S.A.	6,537
Total	200,000